Exhibit 99.1

Active Power Reports Second Quarter 2012 Results

Company Achieves Record Quarterly Revenue and Profits

AUSTIN, Texas (July 30, 2012) – Active Power (NASDAQ: ACPW), manufacturer of continuous power and infrastructure solutions, reported results for its second quarter ended June 30, 2012.

Q2 2012 Highlights

•	$21.7 million in quarterly revenue, up 13% from same year-ago quarter, representing a record level of quarterly revenue

•	Improved gross margin to a record level of 36%, up from 24% in the same year-ago quarter and 27% in prior quarter

•	Achieved net income of $490,000, or $0.01 per share

•	61% increase in UPS revenues versus same year-ago quarter

•	37% increase in service revenues versus same year-ago quarter

•	$9.4 million in infrastructure solutions revenue, representing 43% of revenue for the quarter

•	$3.6 million, or 34%, increase in revenue from the U.S. compared to the same year-ago quarter

•	Announced two large UPS projects, Parkland Health and Hospital System and one of the largest collocation data center facilities in China

Management Commentary
“As we have consistently stated, a top priority has been to return our core UPS segment to growth,” said Doug Milner, president and CEO. “Our focus on this part of our business yielded positive results as UPS revenue nearly doubled compared to the previous quarter and we saw better traction for UPS opportunities across all geographies. More importantly, we achieved these results profitably, recording a net income for the quarter.”

“In line with our ongoing efforts to improve margins and operational efficiency, we have been evaluating ways to fine tune our fixed cost position. As a result, we have recently executed cost savings measures that we expect to yield annualized savings of about $1.8 million, with a one-time restructuring charge of approximately $350,000 in the third quarter. We believe these prudent measures will ensure we are making appropriate investments for the future while also aligning our overhead to support consistent and profitable growth.”

“For the remainder of 2012, we will continue to focus on our top priorities of increasing sales productivity and growth within our UPS business, market introduction of our new UPS product platform, and lean process initiatives to improve efficiency throughout the company. We believe the results of these efforts will positively impact our financials, particularly in the fourth quarter, and place us in a favorable position to achieve annual profitability in 2012.”

Q2 2012 Financial Results
Second quarter 2012 revenue was $21.7 million, an increase of $1.9 million, or 9%, from the previous quarter and an increase of $2.4 million, or 13%, from the same year-ago quarter. For the six months ended June 30, 2012, revenue of $41.5 million was $4.9 million, or 13%, higher than the comparable period of 2011.

Gross margin for the quarter was 36% of revenue compared to 27% in the previous quarter and 24% in the same year-ago quarter.

Net income for the quarter was $490,000, or about $0.01 per share. This compares to a loss of $1.1 million, or $(0.01) per share, in the previous quarter and a loss of $1.4 million, or $(0.02) per share, in the same year-ago quarter. For the six-months ended June 30, 2012, net loss was $0.7 million, or $(0.01) per share, compared to a net loss of $2.5 million, or $(0.03) per share in the same period of 2011.

Outlook
Active Power expects third quarter 2012 revenue to range between $17 million and $20 million. Third quarter earnings per share are expected to be a loss between $(0.03) to $(0.01) per share, which includes the effect of our restructuring expenses.

Changes in cash and investments are expected to be minimal and driven by changes in working capital requirements.

Conference Call and Webcast
Active Power will host a conference call today, Monday, July 30, 2012, at 4:30 p.m. (ET) to discuss its second quarter 2012 results. Interested parties can dial into the call at the time of the event at (877) 551-8082. For callers outside the United States, please dial (904) 520-5770.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power’s investor relations site at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the second quarter of 2012, its future operating results, and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard and Caterpillar, our increased emphasis on larger and more complex system solutions, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Senior Public Relations Manager
949-574-3860	512-744-9488
acpw@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three		Six
	Months Ended		Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Product revenue	$17,481	$16,156	$33,887	$30,894
Service and other revenue	4,178	3,059	7,570	5,650
Total revenue	21,659	19,215	41,457	36,544

Cost of product revenue	11,358	11,991	23,354	22,513
Cost of service and other revenue	2,529	2,591	5,024	4,688
Total cost of goods sold	13,887	14,582	28,378	27,201

Gross profit	7,772	4,633	13,079	9,343

Operating expenses:
Research and development	1,432	1,086	2,720	2,007
Selling and marketing	3,897	3,400	7,444	6,870
General & administrative	1,940	1,435	3,484	2,803
Total operating expenses	7,269	5,921	13,648	11,680
Operating income (loss)	503	(1,288)	(569)	(2,337)

Interest expense, net	(52)	(48)	(166)	(81)

Other income (expense), net	39	(58)	78	(42)
Net income (loss)	$490	$(1,394)	$(657)	$(2,460)

Basic net income (loss) per share	$0.01	$(0.02)	$(0.01)	$(0.03)
Diluted net income (loss) per share	$0.01	$(0.02)	$(0.01)	$(0.03)
Shares used in computing basic net income (loss) per share	95,470	80,045	90,179	79,934
Shares used in computing diluted net income (loss) per share	95,965	80,045	90,179	79,934

Comprehensive loss:
Net income (loss)	$490	$(1,394)	$(657)	$(2,460)
Translation gain (loss) on subsidiaries in foreign currencies	(347)	299	(311)	609
Comprehensive income (loss)	$143	$(1,095)	$(968)	$(1,851)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	June 30	December 31
	2012	2011
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$14,624	$10,357
Restricted cash	1,380	389
Accounts receivable, net	17,088	11,163
Inventories	8,925	9,439
Prepaid expenses and other	2,317	414
Total current assets	44,334	31,762
Property and equipment, net	3,048	2,861
Deposits and other	405	404
Total assets	$47,787	$35,027

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$7,127	$4,757
Accrued expenses	4,428	5,351
Deferred revenue	3,722	2,366
Revolving line of credit	5,535	5,535
Total current liabilities	20,812	18,009

Long-term liabilities	834	726
Stockholders' equity:
Common stock	95	80
Treasury stock	(125)	(115)
Additional paid-in capital	287,835	277,023
Accumulated deficit	(261,552)	(260,895)
Other accumulated comprehensive income (loss)	(112)	199
Total stockholders’ equity	26,141	16,292
Total liabilities and stockholders’ equity	$47,787	$35,027